UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 26, 2024
Anterix Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-36827	33-0745043
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

3 Garret Mountain Plaza Suite 401 Woodland Park, NJ	07424
(Address of principal executive offices)	(Zip Code)
(973) 771-0300
Registrant’s telephone number, including area code
Not applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12(b))
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol	Name of Each Exchange on which registered
Common Stock, $0.0001 par value	ATEX	The Nasdaq Stock Market LLC
(NASDAQ Capital Market)
Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Executive Chairman Retirement

On December 26, 2024, the Board of Directors (the “Board”) of Anterix Inc. (the “Company”) accepted Morgan E. O’Brien’s retirement as a director, as Executive Chairman of the Board, and as an executive of Anterix, each effective as of December 31, 2024 (the “Retirement”). Mr. O’Brien’s Retirement is not the result of any disagreement with the Company on any matter related to its operations, policies or practices.

The Board also approved a Consulting Agreement with Mr. O’Brien under which he has agreed to provide consulting services to the Company for a minimum of six (6) months or one-hundred eighty-thousand US dollars ($180,000.00) beginning on January 1, 2025 through June 30, 2025 (“minimum term”), and continuing thereafter on a month-to month basis until terminated by either party (the “Consulting Agreement”). The Consulting Agreement provides that Mr. O’Brien will receive cash compensation of $30,000 per month. Either party may terminate the Consulting Agreement at any time upon fifteen (15) days notice, for any or no reason, provided that if the Company terminates the Consulting Agreement before June 30, 2025 without cause, then the Company will be required to pay the remaining balance of the one-hundred eighty-thousand US dollars ($180,000.00) Mr. O’Brien would have received for the minimum term had the Company not terminated the Consulting Agreement before June 30, 2025. The Consulting Agreement contains standard confidentiality, indemnification and intellectual property assignment provisions in favor of the Company. Pursuant to the existing terms of his outstanding equity awards, Mr. O’Brien will continue to vest in his outstanding equity awards as he continues to provide services to the Company pursuant to the Consulting Agreement.

The Consulting Agreement also contains a confirmation by Mr. O’Brien that he is not entitled to any severance benefits under the Company’s Executive Severance Plan as a result of his Retirement, his transition to a consultant or the eventual end of his consulting services. The Consulting Agreement also contains a confirmation by the Company that Mr. O’Brien has satisfied the retirement eligibility provisions in his outstanding stock option awards that automatically extends the exercise periods during which he may exercise his vested option shares to the full term of the applicable stock option award.

The foregoing summary of the Consulting Agreement is not complete and is qualified in its entirety by reference to the full text thereof, which the Company intends to file with the Securities and Exchange Commission as an exhibit to its quarterly report on Form 10-Q for quarter ending December 31, 2024.

Board and Utility Engagement Committee Chair Appointments

On December 26, 2024, the Board also appointed Thomas R. Kuhn, a current director and Vice Chair of the Board, as the Chairman of the Board (“Board Chair”), effective January 1, 2025. The Board also established the Utility Engagement Committee, a new Board committee, and appointed Mr. Kuhn as Chair of this new Board committee (the “Committee Chair”). The Utility Engagement Committee will be responsible for overseeing the Company’s relationships within the utility industry and assisting the Company in strengthening its relationships and commercialization efforts within the utility industry.

As a non-employee director of the Company, Mr. Kuhn will continue to receive compensation for his service as a non-employee member of the Board as described in the “Director Compensation” section of the Company’s 2024 Proxy Statement. In addition, for his service as Board Chair and Committee Chair, the Board, based on the recommendation of the Compensation Committee of the Board, awarded Mr. Kuhn a one-time stock option award to purchase 61,804 shares of the Company’s common stock at an exercise price of $31.25, the closing bid price of the Company’s common stock on the Nasdaq Stock Market on the December 26th grant date. The stock option award will cliff vest in full on December 26, 2027, subject to Mr. Kuhn’s continued service to the Company through such date.

The Company’s form of stock option award agreement for non-employee directors is filed herein as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 8.01 Other Events.
On December 30, 2024, the Company issued a press release announcing Mr. Kuhn’s appointment as Board Chair and Committee Chair and Mr. O’Brien’s Retirement as described above, which is filed as Exhibit 99.1 to this Current Report on Form 8-K.
Item 9.01. Financial Statements and Exhibits.
(d) Exhibits.

Exhibit No.	Description
10.1	Non-employee Director Form of Notice of Grant of Stock Option and Stock Option Agreement under 2023 Stock Plan (filed as Exhibit 10.1 to the Current Report on Form 8-K filed with the SEC on January 4, 2023 and incorporated herein by reference (File No. 001-36827)).
99.1	Press Release dated December 30, 2024
104	Cover Page Interactive Data File (formatted as Inline XBRL)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Anterix Inc.

Date: December 30, 2024	/s/ Gena L. Ashe
Gena L. Ashe
Chief Legal Officer and Corporate Secretary
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